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                                                                       Exhibit 5

William J. Koehn
John D. Shors
Stephen W. Roberts
William R. King
Robert F. Holz, Jr.
Robert A. Gamble
Michael G. Kulik
F. Richard Thornton
Thomas E. Salsbery
Frank J. Carroll
Bruce I. Campbell
Jonathan C. Wilson
Patricia A. Shoff
Steven L. Nelson
David B. VanSickel
Gene R. LaSuer
Deborah M. Tharnish
Kent A. Herink
Robert J. Douglas, Jr.
Nicholas H. Roby
Mark D. Walz
Gary M. Myers
Stanley J. Thompson
David A. Tank
David M. Erickson
Lori Torgerson Chesser
Jo Ellen Whitney
Becky S. Knutson
Julie Johnson McLean
Beverly Evans
M. Daniel Waters
Christopher P. Jannes
Sharon K. Malheiro
Kris Holub Tilley
William A. Boatwright
Thomas J. Houser
Kendall R. Watkins
Scott M. Brennan
Debra Rectenbaugh Pettit
Matthew E. Laughlin
Judith R. Lynn Boes
Daniel A. Rosenberg
Steven C. Goodrich
Denise R. Claton
William P. Kelly
Daniel M. Weddle
Susan J. Freed
Lisa L. Ash
Behnaz Soulati
Heather L. Palmer
Jason M. Stone
Amy M. Landwehr
Joseph M. Pawlosky
Virginia E. Ho
John C. Pietila
Jason M. Ross
LeGrande W. Smith
Emily E. Harris
C. Jennifer Peterson

Kent A. Herink
Daniel A. Rosenberg Patents
Donald J. Brown
David W. Dunn
C. Carleton Frederici
A. J. Greffenius
Dennis D. Jerde
Richard E. Ramsay
Neal Smith
Diane M. Stahle
William D. Thomas Of Counsel
A. Arthur Davis
   1928-1997

                           REPLY TO DES MOINES OFFICE

                                   May 5, 2004

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266

          RE:  Registration Statement on Form S-4

Ladies and Gentlemen:

          This opinion letter is being delivered by us as special counsel to FBL Financial Group, Inc., an Iowa corporation ("FBL") in connection with the proposed registration by FBL of $75,000,000 in aggregate principal amount of FBL's 5.85% Senior Notes due 2014 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement as amended or supplemented, is hereinafter referred to as the "Registration Statement").

          The Exchange Notes are to be issued pursuant to an Indenture dated as of April 12, 2004 between FBL and Deutsche Bank Trust Company Americas. The Exchange Notes are to be issued in exchange for and in replacement of FBL's outstanding 5.85% Senior Notes due 2014, (the "Outstanding Notes").

          We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion.

          For the purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.

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FBL Financial Group, Inc.
May 5, 2004
Page 2

As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of FBL and others.

          Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

          Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when
(i) the Registration Statement becomes effective and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders of the Outstanding Notes in exchange therefor, the Exchange Notes will be binding obligations of FBL.

          In connection with the opinions expressed above, we have assumed that, at or prior to the time of delivery of any of the Exchange Notes, (a) the Board of Directors of FBL shall have duly established the terms of such Exchange Notes and duly authorized the issuance and exchange of such Exchange Notes, in accordance with the Indenture and Iowa law, and such authorization shall not have been modified or rescinded; (b) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (c) the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended; (d) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms; and (e) since the date hereof there will not have occurred any change in law affecting the validity or enforceability of the Exchange Notes. We have also assumed that neither the issuance and delivery of the Exchange Notes nor the compliance by FBL with the terms of the Exchange Notes will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon FBL or any restriction imposed by any court or governmental body having jurisdiction over FBL.

          We are members of the Bar only of the State of Iowa. This opinion is limited to the laws of the State of Iowa and the federal laws of the United States of America. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivisions or local authority of any jurisdiction. We note that the law of the State of New York is stated to be the governing law in each of the Indenture and the Exchange Notes. We have assumed with your permission, and without verification, that the law of the State of Iowa governs the Indenture and the Exchange Notes with respect to the legal, valid and binding nature thereof. Furthermore, we express no opinion as to whether a court applying Iowa choice-of-law rules would apply the law of the State of New York to the Indenture and the Exchange Notes.

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FBL Financial Group, Inc.
May 5, 2004
Page 3

          We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the reference of our name in the Registration Statement and the related Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933.

                                Very truly yours,

                   DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.

                               /s/ Donald J. Brown